Exhibit 10.9

NINTH AMENDMENT

THIS NINTH AMENDMENT (the "Ninth Amendment") is made and entered into as of the 19th day of November, 2015 (the "Execution Date"), by and between NORMANDYLEXINGTON ACQUISITION, LLC, a Delaware limited   liability company ("Landlord"), and IMPRIVATA, INC., a Delaware corporation ("Tenant").

RECITALS

A.  Landlord  and  Tenant  are  parties  to  that  certain  office  lease  agreement  dated April 24, 2007, which lease has been previously amended by a First Amendment dated as of January 14, 2009, a Second Amendment to Lease dated as of April 16, 2010 ("Second Amendment"), a Third Amendment to Lease dated as of March 2, 2012, a related Right of First Offer Letter dated October 29, 2012 ("Right of First Offer Letter"), a Fourth Amendment  dated  as of December 28, 2012 ("Fourth Amendment"), a Fifth Amendment dated August 12, 2013 ("Fifth Amendment"), a Sixth Amendment to Lease dated as of January 14, 2014 ("Sixth Amendment"), a Seventh Amendment dated April 19, 2014 ("Seventh  Amendment")  and  an Eighth Amendment dated January 16, 2015 ("Eighth Amendment") (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately:

(i) 29,887 rentable square feet located on the third (3rd) floor, (ii) 19,863 rentable square feet located on the second (2nd) floor, (iii) 22,268 rentable square feet on the first (1st) floor, (iv) 8,872 rentable square feet on the second (2nd) floor, and (v) 12,127 rentable  square  feet  on  the second (2nd) floor (collectively,  the "Original Premises")  in each case of the Building  1 portion of the building  located at  10 Maguire  Road, Lexington,  Massachusetts  (the "Building"), except for the space described in clause (v), which is located in the Building 2 portion of the Building. The Original Premises contain, in the aggregate, 93,017 rentable square feet.

B.  Tenant has requested that additional premises ("9th Amendment Expansion Premises") containing approximately 6,338 rentable square feet of space  on the first  (1st)  floor  of the Building 2 portion of the Building, as shown on Exhibit A, Ninth Amendment, attached hereto be added to the Original Premises, and that the Lease be appropriately amended.  Landlord is willing to do the same on the following terms and conditions.

C.	The Lease by its terms shall expire on December 31, 2021 ("Termination Date").

D.	Wherever the term "Building" is used in the Lease shall be deemed to mean both the Building 1 portion and the Building 2 portion of the Building.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.Expansion and Commencement Date.

Effective as of the 9th Amendment Expansion Premises Commencement Date (defined below), the Original Premises shall be increased from 93,017 rentable square feet on the first (1st) second (2nd) and third (3rd) floors of the Building 1 portion of the Building to 99,355 rentable square feet on the first (1st), second (2nd) and third (3rd) floors of the Building 1 portion of the Building and the first (1st) floor of the Building 2 portion of the Building. From and after the 9th Amendment Expansion Premises Commencement Date, references in the Lease to the Premises shall be deemed to refer to the Original

Premises and 9th Amendment Expansion Premises, collectively. The 9th Amendment Expansion Premises are subject to all the terms and conditions of the Lease except as expressly modified herein, except that Tenant shall not be entitled to receive any allowances, abatements, or other financial concessions granted with respect to the Original Premises, other than any allowance for the Original Premises expressly set forth in the Lease (including without limitation the Eighth Amendment) to the extent the same has not been used by Tenant and subject to the conditions set forth in said Eighth Amendment. The "9th Amendment Expansion Premises Commencement Date" shall be January 1, 2017.

II.	Base Rent. In addition to Tenant's obligation to pay Base Rent for the Original Premises, Tenant shall pay Base Rent for the 9th Amendment Expansion Premises as follows:

Time Period	Annual Rate Per Rentable Square Foot	Annual Base Rent	Monthly Base Rent
1/1/17-12/31/17:	$26.00	$164,788.00	$13,732.33
1/1/18-12/31/18:	$27.00	$171,126.00	$14,260.50
1/1/19-12/31/19:	$28.00	$177,464.00	$14,788.67
1/1/20-12/31/20:	$29.00	$183,802.00	$15,316.83
1/1/21-12/31/21:	$30.00	$190,140.00	$15,845.00

Ill.Tenant's Pro Rata Share With Respect to 9th Amendment Expansion Premises.

Tenant's Pro Rata Share for the 9th Amendment Expansion Premises shall be 2.22% (i.e., 6,338 rentable square feet of the 9th Amendment Expansion Premises, divided by 285,133 rentable square feet of the Building).

IV.

Expenses and Taxes. For the period commencing with the 9th Amendment Expansion Premises Commencement Date, and ending on the Termination Date, Tenant shall pay for Tenant's Pro Rata Share of Expenses and Taxes applicable to the 9th Amendment Expansion Premises in accordance with the terms of the Lease, provided, however, during such period,

(i)	the Base Year for the computation of Tenant's Pro Rata Share of Expenses applicable to 9th Amendment Expansion Premises shall be calendar year 2016; and

(ii)	the Base Year for the computation of Tenant's Pro Rata Share of Taxes applicable to 9th Amendment Expansion Premises shall be fiscal year 2016 (i.e., July 1, 2015, to June 30, 2016).

V.

Condition of 9th Amendment Expansion Premises. Landlord shall deliver the 9th Amendment Expansion Premises to Tenant on the 9th Amendment Expansion Premises Commencement Date separately demised from adjoining areas in the Building and in broom-clean condition, free of all personal property, debris and free of any occupants, but otherwise in its "as is" condition as of each such date, subject, however, to the following provisions of this Section V. Tenant agrees to accept the 9th Amendment Expansion Premises "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Ninth Amendment. Notwithstanding the foregoing, Landlord agrees that the Building systems serving the 9th Amendment Expansion Premises (Including but not limited to HVAC, MEP and life safety systems) will be in good working order at the time Landlord delivers the 9th Amendment Expansion Premises to Tenant hereunder. If the electricity serving the 9th Amendment Expansion Premises is not separately metered or submetered, Landlord shall, it its sole cost and expense, prior to the 9th Amendment Expansion Premises Commencement Date, cause the electric service to the 9th Amendment Expansion Premises to be separately metered or submetered.

VI.

Electricity with Respect to 9th Amendment Expansion Premises.  Tenant shall pay, as Additional Rent, for all electricity consumed in the 9th Amendment Expansion Premises in accordance with the terms and conditions set forth in Section 7 of the Lease.

VII.

Responsibility for Improvements to the 9th Amendment Expansion Premises. Tenant may perform improvements to the 9th Amendment Expansion Premises in accordance with the Work Letter attached hereto as Exhibit 8, Ninth Amendment, and Tenant shall be entitled to the 9th Amendment Expansion Allowance (as defined in Exhibit 8, Ninth Amendment) in connection with work in the 9th Amendment Expansion Premises only, as more fully described in Exhibit B, Ninth Amendment.

VIII.

Extension Option. The Extension Option set forth in Section V of the Third Amendment, as amended by Section IX of the Fourth Amendment, Section VIII of the Fifth Amendment, and Section IX of the Eighth Amendment shall apply to both the Original Premises and the 9th Amendment Expansion Premises (and may be exercised only with respect to the entirety of both such spaces).

IX.

Right of First Offer.  Tenant shall continue to have the Right of First Offer set forth  in Section  VII  of  the  Third  Amendment,  as  amended  by  Section  X  of  the Eighth Amendment; provided, however, that, whereas the 9th Amendment Expansion Premises constitute a portion of the Offering Space on the first (1st) floor of Building 2, the phrase "11,385 square feet”  in  Section X(i)  of  the  Eighth  Amendment  is deleted, and the following phrase is substituted in its place: "5,047 square feet". Exhibit C, Eighth Amendment - Sheet 1 is deleted and is replaced with Exhibit C, Ninth Amendment, attached hereto.

X.	Letter of Credit

The parties hereby acknowledge that Landlord is currently holding a Security Deposit in the form of a Letter of Credit in the amount of One Hundred Twenty Thousand Four Hundred Seventeen and 27/100 Dollars ($120,417.27) pursuant to Section 6 of the Lease, as modified by Section 2.01 of the First Amendment, Section VI of the Second Amendment, Section VIII of the Third Amendment, Section Ill of the Fourth Amendment, and Section X of the Fifth Amendment. No additional Security Deposit shall be required with respect to the 9th Amendment Expansion Premises, and Landlord shall continue to hold the current Security Deposit/Letter of Credit in accordance with the terms of the Lease.

XI.	Inapplicable and Deleted Lease Provisions. Exhibit C to the Lease and Schedule I to Exhibit C to the Lease (Work Letter); Section IV of the Second Amendment (Abatement

of Rent); Exhibit B of the Fourth Amendment (Work Letter); Exhibit B of the Fifth Amendment (Work Letter), Exhibit B to the Sixth Amendment and Exhibit B to the Eighth Amendment (Work Letter) shall have no applicability with respect to this Ninth Amendment.

XII.	Miscellaneous.

A.

This Ninth Amendment and the Lease set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Ninth Amendment, other than any allowance for the Original Premises expressly set forth in the Lease (including without limitation the Eighth Amendment) to the extent the same has not been used by Tenant and subject to the conditions set forth in said Eighth Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Ninth Amendment, the provisions of this Ninth Amendment shall govern and control.

D.

Submission of this Ninth Amendment by Landlord is not an offer to enter into this Ninth Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Ninth Amendment until Landlord has executed and delivered the same to Tenant.

E.

The capitalized terms used in this Ninth Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined ln this Ninth Amendment.

F.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Ninth Amendment, other than T3 Realty Advisors (''Tenant's Broker") and TW/Richards Barry Joyce & Partners, LLC ("Landlord's Broker") (collectively, the "Brokers"). Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers, other than the Brokers, claiming to have represented Tenant in connection with this Ninth Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker, other than the Brokers, in connection with this Ninth Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this  Ninth Amendment. Landlord shall be responsible for any commission payable to the Brokers by reason of this Ninth Amendment.

G.	Each signatory of this Ninth Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF,  Landlord and Tenant have duly executed this Sixth Amendment as of the day and year first above written.

LANDLORD:

NORMANDY LEXINGTON ACQUISITION, LLC,

a Delaware limited liability company

TENANT: